Exhibit 99.1

Gulfport Energy Corporation Reports First Quarter 2011 Results

OKLAHOMA CITY (May 5, 2011) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the first quarter of 2011 and provided an update on its 2011 activities.

For the first quarter of 2011, Gulfport reported net income of $21.2 million on oil and natural gas revenues of $46.6 million, or $0.47 per diluted share. EBITDA (as defined below) for the first quarter of 2011 was $34.1 million and cash flow from operating activities before changes in working capital (as defined below) was $34.0 million.

Financial Highlights

•

Produced oil and natural gas sales volumes of 514,068 barrels of oil equivalent (“BOE”), or 5,712 barrels of oil equivalent per day (“BOEPD”), in the first quarter of 2011, a 16% year-over-year increase from the first quarter of 2010

•	Recorded net income of $21.2 million in the first quarter of 2011, a 48% sequential increase over the fourth quarter of 2010 and a 112% year-over-year increase from the first quarter of 2010

•	Generated $34.1 million of EBITDA in the first quarter of 2011, a 26% sequential increase from the fourth quarter of 2010 and an 82% year-over-year increase from the first quarter of 2010

•

Reported lease operating expense of $9.05 per BOE in the first quarter of 2011, a 10% sequential improvement as compared to the fourth quarter of 2010 and a 4% year-over-year improvement compared the first quarter of 2010

Production

For the first quarter of 2011, net production was 472,101 barrels of oil, 164,859 thousand cubic feet (“MCF”) of natural gas and 608,607 gallons of natural gas liquids (“NGL”), or 514,068 BOE. Net production for the first quarter of 2011 by region was 253,634 BOE at West Cote Blanche Bay (“WCBB”), 180,943 BOE at Hackberry, 69,789 BOE in the Permian Basin and 9,702 BOE in the Bakken and Niobrara.

Realized price for the first quarter of 2011, which includes transportation costs, was $95.73 per barrel of oil, $4.37 per MCF of natural gas and $1.08 per gallon of NGL, for a total equivalent price of $90.60 per BOE. Realized price for oil in the first quarter of 2011 reflects the impact of fixed price contracts for 2,000 barrels of oil per day at a weighted average price of $86.96 before transportation costs and differentials. Gulfport currently has fixed price contracts in place for 2,000 barrels of oil per day at $86.96 before transportation costs and differentials for the remainder of 2011.

Subsequent to the first quarter of 2011, net production for the month of April averaged approximately 5,937 BOEPD.

Gulfport Energy Corporation

Production Schedule

(Unaudited)

	1Q2011	1Q2010
Production Volumes:

Oil (MBbls)	472.1	415.6
Gas (MMcf)	164.9	84.5
NGL (MGal)	608.6	608.1
Oil Equivalents (MBOE)	514.1	444.2

Average Realized Price:

Oil (per Bbl)	$95.73	$63.18
Gas (per Mcf)	$4.37	$5.18
NGL (per Gal)	$1.08	$1.07
Oil Equivalents (BOE)	$90.60	$61.56

Bank Redetermination

Gulfport recently completed its spring redetermination under its revolving credit facility which resulted in an amended $350 million facility. Among other things, the amendment increased the Company’s borrowing base from $65 million to $90 million and extended the maturity date from September 2013 to May 2015. In connection with this process, Gulfport is pleased to announce that Key Bank and Societe Generale have joined The Bank of Nova Scotia and Amegy Bank as part of the Company’s expanded lender group.

Recent Operational Highlights

•

Gulfport has secured commitments totaling approximately 50,000 gross (25,000 net) acres in the Utica Shale of Eastern Ohio which could potentially grow to commitments totaling over 80,000 gross (40,000 net) acres in the coming months

•	Grizzly Oil Sands ULC (“Grizzly”) completed the acquisition of approximately 179,000 acres located principally within the Peace River and lower Athabasca regions of the Canadian Oil Sands

•	Grizzly concluded its 2010/2011 winter exploration program having drilled a total of 72 core holes and shot 17 miles of 2-D seismic

•	Tatex Thailand III, LLC (“Tatex III”) is in the initial stages of the testing process on TEW-E

•	Participated in the drilling of seven gross (3.5 net) wells in the Permian during the first quarter of 2011

•	Drilled a total of four wells at Hackberry and two wells at WCBB during the first quarter of 2011

•	Six rigs currently drilling in Gulfport’s three core operating areas, with three rigs active in the Permian, two rigs active at Hackberry and one rig active at WCBB

Operational Update

Utica

Gulfport continues to actively pursue acreage in the Utica Shale of Eastern Ohio and currently has commitments totaling approximately 50,000 gross (25,000 net) leasehold acres in the Utica Shale of Eastern Ohio which could potentially increase to commitments totaling over 80,000 gross (40,000 net) leasehold acres in the coming months. Gulfport currently plans to move a rig into the play in early 2012 to begin drilling its acreage.

Canadian Oil Sands

Grizzly Oil Sands, a company in which Gulfport owns a 24.9999% interest, recently completed the acquisition of approximately 179,000 leasehold acres located principally within the Peace River area of the Canadian Oil Sands. Grizzly acquired this acreage at a cost of approximately $9.2 million, equating to approximately $2.3 million net to Gulfport’s interest. With this recent acquisition, Grizzly’s leasehold position in the Canadian oil sands now totals approximately 712,000 acres. Grizzly recently completed its 2010/2011 winter exploration program having drilled 72 core holes and shot 17 miles of 2-D seismic. Grizzly currently expects to receive an updated reserve and resource report from GLJ Petroleum Consultants Ltd. in June 2011 integrating the results of its 2010/2011 winter exploration program.

Thailand

Tatex III, a company in which Gulfport owns a 17.9% interest, is currently in the process of conducting a flow test on TEW-E. As previously announced, Tatex III concluded drilling operations on TEW-E in March 2011, the second of two exploratory wells being drilled on an approximate one-million acre concession block in northeastern Thailand. TEW-E was drilled to a total depth of 15,026 feet and logged over 5,000 feet of apparent possible gas saturated column. TEW experienced gas shows and carried a flare measuring up to 25 feet after drilling below the intermediate casing point of 9,695 feet.

Permian

In the Permian, seven gross (3.5 net) wells were drilled and six (three net) up-hole recompletions were performed on Gulfport’s acreage during the first quarter of 2011. At present, three rigs are active on Gulfport’s acreage in the Permian, drilling ahead on the eighth through tenth gross (fourth through fifth net) wells of 2011.

Hackberry

At Hackberry, Gulfport drilled four wells and performed six recompletions during the first quarter of 2011. Three wells were completed as producers while one well is currently waiting on completion. At present, Gulfport has two rigs active at Hackberry drilling the fifth and sixth wells of 2011 at the field. At present, the barge rig is drilling ahead at a depth of approximately 7,147 feet and the land rig is drilling ahead at a depth of approximately 6,829 feet.

WCBB

At WCBB, Gulfport drilled and completed two productive wells and performed 20 recompletions during the first quarter of 2011. Gulfport currently has a barge rig active at WCBB and just ran pipe on the fourth well of 2011 and is currently moving the rig onto the fifth well of 2011 at the field.

Niobrara

In the Niobrara, permitting activity related to Gulfport’s 60 square mile 3-D seismic survey over its Craig Dome prospect is ongoing. Gulfport currently expects to begin shooting this 3-D seismic survey in mid-2011.

Presentation

An updated presentation was posted to the Company’s website on the morning of May 5, 2011. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will host a conference call on May 5, 2011 at 12:00 PM CDT to discuss its first quarter 2011 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 1-800-265-0241 or 617-847-8704 for international callers. The passcode for the call is 35057694. A replay of the call will be available for two weeks at 1-888-286-8010 or 617-801-6888 for international callers. The replay passcode is 92175681. The webcast will be archived on the Company’s website for one year and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport recently acquired an acreage position in the Niobrara Shale of Western Colorado. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activity before changes in operating assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul K. Heerwagen

Director, Investor Relations

pheerwagen@gulfportenergy.com

(405) 242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Revenues:
Oil and condensate sales	$45,196,000	$26,260,000
Gas sales	720,000	438,000
Natural gas liquids sales	659,000	648,000
Other income (expense)	(253,000)	9,000

	46,322,000	27,355,000

Costs and expenses:
Lease operating expenses	4,653,000	4,176,000
Production taxes	5,507,000	3,192,000
Depreciation, depletion, and amortization	12,158,000	7,925,000
General and administrative	2,056,000	1,382,000
Accretion expense	159,000	154,000

	24,533,000	16,829,000

INCOME FROM OPERATIONS:	21,789,000	10,526,000

OTHER (INCOME) EXPENSE:
Interest expense	653,000	718,000
Interest income	(38,000)	(173,000)

	615,000	545,000

INCOME BEFORE INCOME TAXES	21,174,000	9,981,000

INCOME TAX EXPENSE:	—	—

NET INCOME	$21,174,000	$9,981,000

NET INCOME PER COMMON SHARE:

Basic	$0.47	$0.23

Diluted	$0.47	$0.23

Basic weighted average shares outstanding	44,724,976	42,699,116

Diluted weighted average shares outstanding	45,125,019	43,118,210

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010

Net income	$21,174,000	$9,981,000
Interest expense	653,000	718,000
Income tax expense	—	—
Accretion expense	159,000	154,000
Depreciation, depletion, and amortization	12,158,000	7,925,000

EBITDA	$34,144,000	$18,778,000

	Three Months Ended
	March 31, 2011	March 31, 2010

Cash provided by operating activity	$28,288,000	$14,967,000
Adjustments:
Changes in operating assets and liabilities	5,670,000	3,020,000

Cash flow from operating activities	$33,958,000	$17,987,000